                                                   -----------------------------
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                                                   -----------------------------
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                                                   hours per response . . .14.90
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                             Cell Therapeutics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                       N/A
                          ----------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                      ---------------------------------
  CUSIP NO.  N/A                    13G              PAGE 2  of 17 PAGES
             ---------                                   --    ----
-------------------------                      ---------------------------------
--------------------------------------------------------------------------------
  1.  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BIOTECHNOLOGY INVESTMENT GROUP, LLC ("BIO")
      N/A
--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                        5.    SOLE VOTING POWER

          NUMBER               -0-
        OF SHARES       --------------------------------------------------------
       BENEFICIALLY     6.    SHARED VOTING POWER
         OWNED BY
           EACH               3,313,433
        REPORTING       --------------------------------------------------------
          PERSON        7.    SOLE DISPOSITIVE POWER
           WITH
                              -0-
                        --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER

                              3,313,433
--------------------------------------------------------------------------------
  9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,313,433
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       18.8%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        00
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                       --------------------------------
  CUSIP NO. N/A                      13G              PAGE 3 of 17 PAGES
            ----------                                    ---  ----
-------------------------                       -------------------------------


-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     EDWARD BLECH TRUST ("EBT")
     N/A
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
------------------------------------------------------------------------------
3.   SEC USE ONLY

------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
------------------------------------------------------------------------------
                         5.   SOLE VOTING POWER

                              -0-
       NUMBER OF         -----------------------------------------------------
        SHARES           6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               3,313,433
         EACH            -----------------------------------------------------
       REPORTING         7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH                 -0-
                         -----------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER

                              3,313,433
------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,313,433
------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18.8%
------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     00
------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                   -----------------------------------
  CUSIP NO.  N/A                   13G             PAGE 4 of 17 PAGES
             ----------                                ---  ----
--------------------------                   -----------------------------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     COLLINSON HOWE VENTURE PARTNERS, INC.
     N/A
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]
                                                        (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                         5.   SOLE VOTING POWER

                              -0-
       NUMBER OF         -------------------------------------------------------
        SHARES           6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               3,313,433
         EACH            -------------------------------------------------------
      REPORTING          7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH                -0-
                         -------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER

                              3,313,433
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,313,433
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                         ---------------------------
  CUSIP NO.  N/A                        13G                PAGE 5 of 17 PAGES
             ----------                                        ---  ----
--------------------------                           ---------------------------


--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SCHRODERS INCORPORATED ("SI")
      N/A
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
                                                         (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                         5.   SOLE VOTING POWER

                              -0-
       NUMBER OF         -------------------------------------------------------
        SHARES           6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               3,313,433
         EACH            -------------------------------------------------------
      REPORTING          7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH                -0-
                         -------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER

                              3,313,433
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,313,433
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                            --------------------------
  CUSIP NO.  N/A                          13G               PAGE 6 of 17 PAGES
             ----------                                         ---  ----
--------------------------                            --------------------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     JEFFREY J. COLLINSON ("JJC")
     N/A
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]
                                                            (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------------
                         5.   SOLE VOTING POWER

                              -0-
       NUMBER OF         -------------------------------------------------------
        SHARES           6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               3,313,433
         EACH            -------------------------------------------------------
      REPORTING          7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH                 -0-
                         -------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER

                              3,313,433
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,313,433
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                          ---------------------------
  CUSIP NO.  N/A                         13G              PAGE 7 of 17 PAGES
             ----------                                       ---  ----
--------------------------                          ---------------------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     SCHRODER VENTURES U.S. TRUST ("SVUST")
     N/A
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  [ ]
                                                                   (b)  [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Bermuda
--------------------------------------------------------------------------------
                         5.   SOLE VOTING POWER

                              -0-
       NUMBER OF         -------------------------------------------------------
        SHARES           6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               3,313,433
         EACH            -------------------------------------------------------
      REPORTING          7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH                 -0-
                         -------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER

                              3,313,433
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,313,433
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18.8%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     00
--------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                       -------------------------------
  CUSIP NO.  N/A                          13G          PAGE 8 of 17 PAGES
             ---------                                     ---  ----
--------------------------                       -------------------------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     SCHRODER VENTURES LIMITED PARTNERSHIP ("SVLP")
     N/A
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                         5.   SOLE VOTING POWER

                              -0-
       NUMBER OF         -------------------------------------------------------
        SHARES           6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               3,313,433
         EACH            -------------------------------------------------------
      REPORTING          7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH                 -0-
                         -------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER

                              3,313,433
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,313,433
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     18.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                   ------------------------------------
   CUSIP NO. N/A                   13G            PAGE 9 OF 17 PAGES
             ---------                                ---  ----
-------------------------                   ------------------------------------


Item 1(a).        Name of Issuer:
                  ---------------

                  Cell Therapeutics, Inc.


Item 1(b).        Address of Issuer's Principal Executive Offices:
                  ------------------------------------------------

                  201 Elliott Avenue West, Suite 400
                  Seattle, WA 98119

Item 2.           Names, Addresses and Citizenship of Persons Filing:
                  ---------------------------------------------------

I.         For Reporting Person
           --------------------

           BIOTECHNOLOGY INVESTMENT GROUP, L.L.C.:

           a)     Biotechnology Investment Group, L.L.C. ("BIO")

           b)     c/o Collinson Howe Venture Partners, Inc.
                  1055 Washington Boulevard
                  Stamford, CT 06901

           c)     Place of Organization -- Delaware

II.        REGARDING REPORTING PERSON EDWARD BLECH TRUST:

           a)     Edward Blech Trust

           b)     418 Avenue I
                  Brooklyn, NY  11231

           c)     Trusted created under laws of New York

           REGARDING REPORTING PERSON COLLINSON HOWE VENTURE PARTNERS, INC.

           a)     Collinson Howe Venture Partners, Inc.

           b)     1055 Washington Boulevard
                  Stamford, CT  06901

           c)     Place of Organization - Delaware

           REGARDING REPORTING PERSON SCHRODERS INCORPORATED:

           a)     Schroders Incorporated ("SI")

           b)     787 Seventh Avenue, 29th Floor
                  New York, NY 10019

           c)     Place of Organization -- Delaware

--------------------                                 --------------------------
CUSIP NO.    N/A                  13G                PAGE    10  of  17   PAGES
           --------                                         ----    ----
--------------------                                 --------------------------


     REGARDING REPORTING PERSON JEFFREY J. COLLINSON:

     a)     Jeffrey J. Collinson

     b)     1055 Washington Boulevard,
            Stamford, CT  06901

     c)     Citizenship - United States

     REGARDING REPORTING PERSON SCHRODER VENTURES US TRUST:

     a)     Schroder Ventures U.S. Trust ("SVUST")

     b)     c/o Schroder Venture Managers Limited
            22 Church Street
            Hamilton HM 11, Bermuda

     c)     SVUST is a closed-end unit trust created under the laws of Bermuda

     REGARDING REPORTING PERSON SCHRODER VENTURES LIMITED PARTNERSHIP:

     a)     Schroder Ventures Limited Partnership ("SVLP")

     b)     c/o Schroder Ventures Management L.P.
            787 Seventh Avenue
            29th Floor
            New York, NY 10019

     c)     Place of organization -- Delaware


ITEM 2(d).  Title of Class of Securities:
            -----------------------------

            Common Stock

ITEM 2(e).  Cusip Number:
            -------------

            N/A

ITEM 3.     If this statement if filed pursuant to Rules 13D-1(b), Or 13D-2(b),
            -------------------------------------------------------------------
            Check whether the person filing is a:
            ------------------------------------

            (a) [    ]        Broker or Dealer registered under Section 15 of
                              the Securities Exchange Act of 1934 (the "Act"),

            (b) [    ]        Bank as defined in Section 3(a)(6) of the Act,

            (c) [    ]        Insurance Company as defined in Section 3(a)(19)
                              of the Act,

            (d) [    ]        Investment Company registered under Section 8 of
                              the Investment Company Act of 1940,

            (e) [    ]        Investment Advisor registered under Section 203
                              of the Investment Advisers Act of 1940,

            (f) [    ]        Employee Benefit Plan, Pension Fund which is
                              subject to the provisions of the Employee
                              Retirement Income Security Act of 1974 or
                              Endowment Fund; see Rule 13d-1(b)(1)(ii)(f) of the Act,

            (g) [    ]        Parent Holding Company, in accordance with Rule
                              13d-1(b)(ii)(G) of the Act; see Item 7,

---------------------                                  -------------------------
CUSIP NO.   N/A                  13G                   PAGE   11   of  17  PAGES
          ----------                                         ----     ----
---------------------                                  -------------------------

                  (h) [    ]        Group, in accordance with Rule 13d-1(b)(1)
                                    (ii)(H) of the Act.

                  Not Applicable.

ITEM 4.           Ownership:
                  ----------

                  See Items 5-8 on cover pages.

ITEM 5.           Ownership of Five Percent or Less of a Class:
                  ---------------------------------------------

                  Not Applicable.

ITEM 6.           Ownership of More than Five Percent on Behalf of Another
                  --------------------------------------------------------
                  Person:
                  -------
                  Not Applicable.

ITEM 7.           Identification and Classification of The Subsidiary which
                  ---------------------------------------------------------
                  Acquired the Security Being Reported on By the Parent
                  -----------------------------------------------------
                  Holding Company:
                  ----------------

                  Not Applicable.

ITEM 8.           Identification and Classification of Members of the Group:
                  ----------------------------------------------------------

                  Not applicable.

ITEM 9.           Notice of Dissolution of Group:
                  -------------------------------

                  Not Applicable.

ITEM 10.          Certification:
                  --------------

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

--------------------                                    ------------------------
CUSIP NO.  N/A                    13G                   PAGE 12  of   17  PAGES
         ----------                                         ----     ----
--------------------                                    ------------------------


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        February 14, 1997             BIOTECHNOLOGY INVESTMENT GROUP, L.L.C.
        -----------------
                 Date                 By: COLLINSON HOWE VENTURE PARTNERS, INC.
                                      Its: Managing Member


                                     By:                 *
                                         --------------------------------------
                                         Jeffrey J. Collinson, President

                                     EDWARD BLECH TRUST


                                     By:                 *
                                        ---------------------------------------
                                     Mordechai Jofen, as Sole Trustee

                                     COLLINSON HOWE VENTURE PARTNERS, INC.


                                     By:                 *
                                        ---------------------------------------
                                     Jeffrey J. Collinson, President


                                                         *
                                     ------------------------------------------
                                     Jeffrey J. Collinson

                                     SCHRODERS INCORPORATED


                                     By:                 *
                                        ---------------------------------------
                                     Jeffrey J. Collinson, Its Attorney-in-Fact

                                     SCHRODER VENTURES U.S. TRUST
                                     By:  SCHRODER VENTURE MANAGERS LIMITED
                                     Its: Manager


                                     By:                 *
                                        ---------------------------------------
                                        Peter Everson

---------------------                               --------------------------
CUSIP NO.    N/A                  13G               PAGE    13   of  17  PAGES
           ----------                                      ----     ----
---------------------                               --------------------------



                                  SCHRODER VENTURES LIMITED
                                     PARTNERSHIP
                                  By:  SCHRODER VENTURES MANAGEMENT L.P.
                                  Its: General Partner
                                  By:  SCHRODER VENTURE MANAGERS INC.
                                  Its: General Partner


                                  By:                 *
                                     ------------------------------------------
                                     Peter Everson


                                  * By: /s/Timothy C. Maguire
                                        ---------------------------------------
                                           Timothy C. Maguire, Attorney-in-Fact

----------------------                           -----------------------
CUSIP NO.   N/A                   13G            PAGE  14  of  17  PAGES
          -----------                                 ----    ----
----------------------                           -----------------------


                                                                     EXHIBIT 1
                                                                     ---------

                                  AGREEMENT
                                  ---------


        Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed on behalf of all of the undersigned with respect to the ownership of shares of Common Stock of Cell Therapeutics, Inc. by any of the undersigned.

        This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

        EXECUTED as a sealed instrument this 14th day of February, 1997.


                    BIOTECHNOLOGY INVESTMENT GROUP, L.L.C.
                    By:  COLLINSON HOWE VENTURE PARTNERS, INC.
                    Its: Managing Member


                    By: /s/Jeffrey J. Collinson
                        -------------------------------------
                        Jeffrey J. Collinson, President

                    EDWARD BLECH TRUST


                    By: /s/Mordechai Jofen
                        -------------------------------------
                        Mordechai Jofen, as Sole Trustee

                    COLLINSON HOWE VENTURE PARTNERS, INC.


                    By: /s/Jeffrey J. Collinson
                        -------------------------------------
                        Jeffrey J. Collinson, President


                       /s/Jeffrey J. Collinson
                       --------------------------------------
                       Jeffrey J. Collinson

                    SCHRODERS INCORPORATED


                    By: /s/Jeffrey J. Collinson
                        -------------------------------------
                           Jeffrey J. Collinson
                           Its:  Attorney-in-Fact

                    SCHRODER VENTURES U.S. TRUST
                    By:  SCHRODER VENTURE MANAGERS LIMITED
                    Its: Manager


                    By: /s/Peter Everson
                        -------------------------------------
                        Peter Everson

--------------------                                 -------------------------
CUSIP NO.   N/A                   13G                PAGE   15  of  17   PAGES
          ---------                                        ----    ----
--------------------                                 -------------------------

                          SCHRODER VENTURES LIMITED
                             PARTNERSHIP
                          By:  SCHRODER VENTURES MANAGEMENT L.P.
                          Its: General Partner
                          By:  SCHRODER VENTURE MANAGERS INC.
                          Its: General Partner


                          By:/s/Peter Everson
                             --------------------------------------
                             Peter Everson

-----------------------                               --------------------------
CUSIP NO.   N/A                    13G                PAGE    16  of   17  PAGES
          ------------                                      ----     ----
-----------------------                               --------------------------

                                                                       Exhibit 2
                                                                       ---------
                              POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, and each entity for which an authorized signature appears below, hereby constitutes and appoints Timothy C. Maguire and Anne G. Plimpton, and each of them, each with full power to act without the other, his, her or its, as the case may be, true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself, herself or itself, as the case may be, as an individual or in his, her or its, as the case may be, capacity as a general partner of any partnership or a trustee of any trust, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, all in connection with the beneficial ownership of securities held by the undersigned, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney will remain in effect until revoked by an instrument in writing delivered to the aforesaid attorney(s)-in-fact. The undersigned each acknowledge that Timothy C. Maguire and Anne G. Plimpton are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

        IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 12th day of February, 1997.

                                   BIOTECHNOLOGY INVESTMENT GROUP, L.L.C.
                                   By:   COLLINSON HOWE VENTURE PARTNERS, INC.
                                   Its:  Managing Member

                                   By: /s/Jeffrey J. Collinson
                                       -------------------------------------
                                          Jeffrey J. Collinson,
                                          President

                                   EDWARD BLECH TRUST


                                   By:  /s/Mordechai Jofen
                                        -------------------------------------
                                           Mordechai Jofen,
                                           as Sole Trustee


                                   /s/Mordechai Jofen
                                   ------------------------------------------
                                      Mordechai Jofen



                                   COLLINSON HOWE VENTURE PARTNERS, INC.


                                   By: /s/Jeffrey J. Collinson
                                       --------------------------------------
                                   Jeffrey J. Collinson,
                                   President

------------------------                                ------------------------
CUSIP NO. N/A                    13G                    PAGE  17  of   17  PAGES
         --------------                                      ----     ----
------------------------                                ------------------------

                                  /s/Jeffrey J. Collinson
                                  ------------------------------------------
                                     Jeffrey J. Collinson

                                  SCHRODERS INCORPORATED


                                  By: /s/Jeffrey J. Collinson
                                      --------------------------------------
                                         Jeffrey J. Collinson
                                         Its: Attorney-in-Fact

                                  SCHRODER VENTURES LIMITED PARTNERSHIP
                                  By:   SCHRODER VENTURES MANAGEMENT L.P.
                                  Its:  General Partner
                                  By:   SCHRODER VENTURE MANAGERS INC.
                                  Its:  General Partner


                                  By: /s/Peter Everson
                                      -------------------------------------
                                         Peter Everson


                                  SCHRODER VENTURES U.S. TRUST
                                  By:   SCHRODER VENTURE MANAGERS LIMITED
                                  Its:  Manager


                                  By: /s/Peter Everson
                                      --------------------------------------
                                         Peter Everson